                                                                     Exhibit 4.3

THIS WARRANT (THIS "WARRANT") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR ANY WARRANT SHARES ISSUABLE UPON EXERCISE HEREOF NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS.

                              AETHLON MEDICAL, INC.

                                     WARRANT
                        Original Issue Date: May 16, 2005


         This Warrant is issued in connection with and pursuant to that certain Letter Agreement (the "LETTER AGREEMENT") dated as of the date hereof, by and between AETHLON MEDICAL, INC., a Nevada corporation (the "Company") and FUSION CAPITAL FUND II, LLC (the "Buyer").

         FOR VALUE RECEIVED, the Buyer, the registered holder hereof, or its permitted assigns (the "Holder"), is entitled to purchase from the Company, during the period specified in this Warrant, 300,000 fully paid and non-assessable shares (subject to adjustment as hereinafter provided) of Common Stock (the "WARRANT SHARES"), of the Company at the purchase price per share provided in Section 1.2 of this Warrant (the "WARRANT EXERCISE PRICE"), all subject to the terms and conditions set forth in this Warrant. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Common Stock Purchase Agreement by and between the parties hereto, dated as of May 20, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "PURCHASE AGREEMENT").


SECTION 1.        PERIOD FOR EXERCISE AND EXERCISE PRICE.

         1.1 PERIOD FOR EXERCISE. The right to purchase shares of Warrant Shares represented by this Warrant shall be immediately exercisable, and shall expire at 5:00 p.m., Chicago local time, May 16, 2010 (the "EXPIRATION DATE"). From and after the Expiration Date this Warrant shall be null and void and of no further force or effect whatsoever.

         1.2 WARRANT EXERCISE PRICE. The Warrant Exercise Price per share of Warrant Shares shall be $0.25 per share (subject to adjustment as hereinafter provided).

SECTION 2.        EXERCISE OF WARRANT.

         2.1 MANNER OF EXERCISE. The Holder may exercise this Warrant, in whole or in part, immediately, but not after the Expiration Date, during normal business hours on any Trading Day by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a Warrant Exercise Form in substantially the form annexed hereto duly executed by the Buyer and by payment of the Warrant Exercise Price for the number of shares of Warrant Shares for which this Warrant is then exercisable, either (i) in immediately available funds, (ii) by delivery of an instrument evidencing indebtedness owing by the Company to the Holder in the appropriate amount, (iii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of this Warrant in accordance with Section 2.4 hereof or (iv) in a combination of (i), (ii) or (iii) above, provided, however, that in no event shall the Holder be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder to exceed 9.9% of the outstanding shares of the Common Stock following such exercise. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Holder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Holder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

         2.2 WHEN EXERCISE EFFECTIVE. Each exercise of this Warrant shall be deemed to have been effected on the day on which all requirements of Section 2.1 shall have been met with respect to such exercise. At such time the person in whose name any certificate for shares of Warrant Shares shall be issuable upon such exercise shall be deemed for all corporate purposes to have become the Holder of record of such shares, regardless of the actual delivery of certificates evidencing such shares.

         2.3 DELIVERY OF STOCK CERTIFICATES. As soon as practicable after each exercise of this Warrant, and in any event no later than 3 days after such exercise, the Company at its expense will issue Warrant Shares via credit to the Buyer's account with DTC for the number of Warrant Shares to which such Buyer is entitled upon such Buyer's submission of the applicable Warrant Exercise Form or, if the Transfer Agent is not participating in The DTC Fast Automated Securities Transfer Program and DWAC system, issue and surrender to the address as specified in the Warrant Exercise Form, a certificate, registered in the name of the Buyer or its designee, for the number of shares of Common Stock to which the Buyer shall be entitled to upon such exercise.

         2.4 CASHLESS EXERCISE. At any such time as the Warrant Shares are not registered for sale pursuant to a registration statement that is effective and current and available for resale pursuant to the Securities Act of 1933, as amended, the Holder may, by providing notice thereof to the Company along with the Warrant Exercise Form, elect to exercise the Warrant for a number of Warrant Shares determined in accordance with the following formula:

               X = Y(A-B)
                   ------
                      A

               Where:

               X = The number of Warrant Shares to be issued to the Holder.
               Y = The number of Warrant Shares purchasable under this Warrant (at the date of such exercise).
               A = The fair market value of one share of Common Stock (or other security for which the Warrant is then exercisable at the date of such exercise).
               B = Exercise Price (as adjusted to the date of such exercise).

For purposes of this Section 2.4, the "fair market value" per share shall be the closing sale price of the Common Stock for the three Trading Days immediately prior to the notice of exercise of the Warrant.

         SECTION 3. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES. The Warrant Exercise Price and the kind of securities issuable upon exercise of the Warrant shall be adjusted from time to time as follows:

         3.1 SUBDIVISION OR COMBINATION OF SHARES (STOCK SPLITS). If the Company at any time effects a subdivision or combination of the outstanding Common Stock (through a stock split or otherwise), the number of shares of Warrant Shares shall be increased, in the case of a subdivision, or the number of shares of Warrant Shares shall be decreased, in the case of a combination, in the same proportions as the Common Stock is subdivided or combined, in each case effective automatically upon, and simultaneously with, the effectiveness of the subdivision or combination which gives rise to the adjustment.

         3.2 STOCK DIVIDENDS. If the Company at any time pays a dividend, or makes any other distribution, to holders of Common Stock payable in shares of Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then the number of shares of Warrant Shares in effect immediately prior to such action shall be proportionately increased so that the Holder hereof may receive upon exercise of the Warrant the aggregate number of shares of Common Stock which he or it would have owned immediately following such action if the Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or distribution (or if no such record is taken, as of the effectiveness of such dividend or distribution).

         3.3 RECLASSIFICATION, CONSOLIDATION OR MERGER. If at any time, as a result of:

                  (a) a capital reorganization or reclassification (other than a subdivision, combination or dividend provided for elsewhere in this
         Section 3), or

                  (b) a merger or consolidation of the Company with another corporation (whether or not the Company is the surviving corporation),

the Common Stock issuable upon exercise of the Warrants shall be changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or any other corporation, or other securities convertible into such shares, then, as a part of such reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the terms of the Warrants (or of any securities into which the Warrants are exercised or for which the Warrants are exchanged), so that:

         (y) the Holders of Warrants or of such substitute securities shall thereafter be entitled to receive, upon exercise of the Warrants or of such substitute securities, the kind and amount of shares of stock, other securities, money and property which such Holders would have received at the time of such capital reorganization, reclassification, merger, or consolidation, if such Holders had exercised their Warrants immediately prior to such capital reorganization, reclassification, merger, or consolidation, and

         (z) the Warrants or such substitute securities shall thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments theretofore provided in this Section 3.3.

No consolidation or merger in which the Company is not the surviving corporation shall be consummated unless the surviving corporation shall agree, in writing, to the provisions of this Section 3.3. The provisions of this Section 3.3 shall similarly apply to successive capital reorganizations, reclassifications, mergers and consolidations.

         3.4 OTHER ACTION AFFECTING COMMON STOCK. If at any time the Company takes any action affecting its Common Stock, other than an action described in any of Sections 3.1 - 3.3 which, in the opinion of the Board of Directors of the Company (the "BOARD"), would have an adverse effect upon the exercise rights of the Warrants, the Warrant Exercise Price or the kind of securities issuable upon exercise of the Warrants, or both, shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances; provided, however, that the purpose of this Section is to prevent the Company from taking any action which has the effect of diluting the number of shares of Warrant Shares issuable upon exercise of this Warrant.

         3.5 NOTICE OF ADJUSTMENT EVENTS. Whenever the Company contemplates the occurrence of an event which would give rise to adjustments under this Section 3, the Company shall mail to each Warrant Holder, at least 20 days prior to the record date with respect to such event or, if no record date shall be established, at least 20 days prior to such event, a notice specifying (i) the nature of the contemplated event, and (ii) the date on which any such record is to be taken for the purpose of such event, and (iii) the date on which such event is expected to become effective, and (iv) the time, if any is to be fixed, when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable in connection with such event.

         3.6 NOTICE OF ADJUSTMENTS. Whenever the kind or number of securities issuable upon exercise of the Warrants, or both, shall be adjusted pursuant to
Section 3, the Company shall deliver a certificate signed by its Chief Executive Officer and by its Chief Financial Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Exercise Price and the kind of securities issuable upon exercise of the Warrants after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to each Warrant Holder promptly after each adjustment.

         SECTION 4. RESERVATION OF STOCK, ETC. The Company covenants and agrees that it will at all times have authorized, reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, the number of shares of Warrant Shares from time to time issuable upon the exercise of this Warrant. The Company further covenants and agrees that this Warrant is, and any Warrants issued in substitution for or replacement of this Warrant and all Warrant Shares, will upon issuance be duly authorized and validly issued and, in the case of Warrant Shares, upon issuance will be fully paid and non-assessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes) and, if the Common Stock of the Company is then listed on any national securities exchanges (as defined in the Exchange Act of 1934, as amended (the "EXCHANGE ACT")) or quoted on NASDAQ, shall be, subject to the restrictions set forth in Section 5, duly listed or quoted thereon, as the case may be. In the event that the number of authorized but unissued shares of such Common Stock shall not be sufficient to effect the exercise of this entire Warrant into Warrant Shares, then in addition to such other remedies as shall be available to the Holder of this Warrant, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of such Common Stock to such number of shares as shall be sufficient for such purpose.

SECTION 5.        OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS.

         5.1 OWNERSHIP OF WARRANTS. The Company may treat the person in whose name any Warrant is registered on the register kept at the principal office of the Company as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

         5.2 TRANSFER AND EXCHANGE OF WARRANTS. Upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the principal office of the Company, the Company at its expense will execute and deliver to the Holder thereof, upon the order of such Holder, a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder may direct, for such number of shares with respect to each such Warrant, the aggregate number of shares in any event not to exceed the number of shares for which the Warrant so surrendered had not been exercised.

         5.3 REGISTRATION RIGHTS. THE HOLDER OF THIS WARRANT IS ENTITLED TO CERTAIN REGISTRATION RIGHTS WITH RESPECT TO THE WARRANT SHARES ISSUABLE UPON EXERCISE THEREOF. If the registration statement contemplated in the Letter Agreement is not effective at the time of any issuance and the shares are not exempt from registration under Rule 144, the Warrant Shares shall be issued in certificated form and shall bear the following restrictive legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF HOLDER'S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.


         5.4 EXEMPTION FROM REGISTRATION. If an opinion of Buyer's counsel provides that registration is not required for the proposed exercise or transfer of this Warrant or the proposed transfer of the Warrant Shares and that the proposed exercise or transfer in the absence of registration would require the Company to take any action including executing and filing forms or other documents with the Securities and Exchange Commission (the "SEC") or any state securities agency, or delivering to the Holder any form or document in order to establish the right of the Holder to effectuate the proposed exercise or transfer, the Company agrees promptly, at its expense, to take any such action; and provided, further, that the Company will reimburse the Holder in full for any expenses (including but not limited to ththe fees and disbursements of such counsel, but excluding brokers' commissions) incurred by the Holder or owner of Warrant Shares on his, her or its behalf in connection with such exercise or transfer of the Warrant or transfer of Warrant Shares.

SECTION 6. NO RIGHTS OR LIABILITIES AS SHAREHOLDER. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any liabilities on such holder to purchase any securities or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

SECTION 7. RULE 144 SALES. At the request of any Holder who proposes to sell securities in compliance with Rule 144 of the SEC, the Company will (i) forthwith furnish to such Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rules may be amended from time to time and (ii) make available to the public and such Holder such information as will enable the Holder to make sales pursuant to Rule 144.

SECTION 8.        MISCELLANEOUS.

         8.1 AMENDMENT AND WAIVER. This Warrant may be amended with, and only with, the written consent of the Company and the Holder. Any waiver of any term, covenant, agreement or condition contained in this Warrant shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.

         8.2 REPRESENTATIONS AND WARRANTIES TO SURVIVE CLOSING. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Warrant and the issuance of any Warrant Shares upon the exercise hereof.

         8.3 SEVERABILITY. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Warrant to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Warrant, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

         8.4 BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. All provisions of this Warrant shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, executors, administrators, legal representatives, successors, and permitted transferees and assigns. No person other than the holder of this Warrant and the Company shall have any legal or equitable right, remedy or claim under or in respect of, this Warrant.

         8.5 NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:
                  Aethlon Medical, Inc.
                  7825 Fay Avenue, Suite 200
                  La Jolla, CA 92037
                  Telephone:        858-456-5777
                  Facsimile:        858-456-4690
                  Attention:        James Joyce

         With a copy to:
                  Richardson & Patel, LLP
                  10900 Wilshire Blvd., Suite 500
                  Los Angeles, CA 90404
                  Telephone:        (310) 208-1182
                  Facsimile:          (310) 208-1154
                  Attention:         Nimish Patel, Esq

         If to the Buyer:
                  Fusion Capital Fund II, LLC
                  222 Merchandise Mart Plaza, Suite 9-112
                  Chicago, IL 60654
                  Telephone:        312-644-6644
                  Facsimile:        312-644-6244
                  Attention:        Steven G. Martin

         If to the Transfer Agent:
                  Computershare Trust Company
                  350 Indiana Street, #800
                  Golden, CO 80401
                  Telephone:        (303) 262-0600
                  Facsimile:        (303) 262-0700
                  Attention:


or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

         8.6 TAXES, COSTS AND EXPENSES. The Company covenants and agrees that it will pay when due and payable any and all federal, state and local taxes (other than income taxes) and any other costs and expenses which may be payable in respect of the preparation, issuance, delivery, exercise, surrender or transfer of this Warrant pursuant to the terms of this Warrant or the issuance of any shares of Warrant Shares as a result thereof. If any suit or action is instituted or attorneys employed to enforce this Warrant or any part thereof, the Company promises and agrees to pay all costs and expenses associated therewith, including reasonable attorneys' fees and court costs.

         8.7 GOVERNING LAW; JURISDICTION; JURY TRIAL. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         8.8 LOSS OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnification in form and substance acceptable to the Company in its reasonable discretion, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

         8.9 ENTIRE AGREEMENT. With the exception of the Registration Rights Agreement and Common Stock Purchase Agreement between the parties dated as of May 20, 2004, this Warrant and the Letter Agreement of even date herewith represent the entire agreement and understanding between the parties concerning the subject matter hereof and supercede all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

         8.10 HEADINGS. The headings used herein are used for convenience only and are not to be considered in construing or interpreting this Warrant.



                                                     COMPANY:

                                                 AETHLON MEDICAL, INC.

                                                 By:_______________________
                                                 Name:_____________________
                                                 Title:____________________

                              WARRANT EXERCISE FORM
                              ---------------------


                                                       Date:______________, 200_


AETHLON MEDICAL, INC.
_____________
_____________
Attention:  ________________

Ladies and Gentlemen:

 The undersigned, being the registered holder of your Warrant for the purchase of _______________ Warrant Shares issued ____________, 2005 accompanying this letter, hereby irrevocably exercises such Warrant for ____________ shares of Warrant Shares (as defined in said Warrant), and herewith makes payment therefor [via "cash-less exercise"] in accordance with the Warrant, and requests that such shares of Warrant Shares be issued in the name of, and delivered to FUSION CAPITAL FUND II, LLC, at the address shown below the signature line hereof.

If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.



FUSION CAPITAL FUND II, LLC
BY: FUSION CAPITAL PARTNERS, LLC

By:_________________________
Name:
Title:

Fusion Capital Fund II, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654